Exhibit 4.1

Cipherloc Corporation

DESCRIPTION OF COMMON STOCK

The following is a summary of certain provisions of Delaware law and the material terms of our common stock as contained in the Certificate of Incorporation (the “charter”)of Cipherloc Corporation, a Delaware Corporation (the “Company”) and the Company’s Bylaws (the “bylaws”). The following descriptions do not purport to be complete statements of the relevant provisions of the charter, the bylaws or the Delaware General Corporation Law (the “DGCL”). You should refer to the charter and bylaws, which are incorporated by reference, along with the applicable provisions of the DGCL.

Authorized Capital Stock

The Company has authorized capital stock consisting of 681,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Dividends. We have not paid any cash dividends on our common stock in the past fiscal year, and our board of directors does not contemplate the payment of cash dividends on our common stock in the foreseeable future. It is the present policy of our board of directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends on our common stock will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our board of directors may consider.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote at a meeting of our stockholders. In matters other than the election of directors, stockholder approval requires the affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter, voting as a single class, unless the matter is one upon which, by express provision of law, our charter or our bylaws, a different vote is required. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, election of directors is determined by a plurality of the votes cast.

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